Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Jack McCarthy, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2025 Second Quarter Results and Provides Updated Fiscal 2025 Guidance
BROOMFIELD, Colo. - March 10, 2025 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2025 ended January 31, 2025 and provided the Company’s ski season-to-date metrics through March 2, 2025.
Highlights
•Net income attributable to Vail Resorts, Inc. was $245.5 million for the second quarter of fiscal 2025 compared to $219.3 million in the same period in the prior year.
•Resort Reported EBITDA was $459.7 million for the second quarter of fiscal 2025, which included $2.9 million of one-time costs related to the previously announced two-year resource efficiency transformation plan and $0.1 million of acquisition and integration related expenses. In the same period in the prior year, Resort Reported EBITDA was $425.0 million, which included $2.1 million of acquisition related expenses.
•The Company updated its guidance for fiscal year 2025 and is now expecting net income attributable to Vail Resorts, Inc. to be between $257 million and $309 million. Excluding a $7 million impact from the change in foreign currency rates, the Company’s Resort Reported EBITDA guidance midpoint for the year ending July 31, 2025 is unchanged from the original guidance provided on September 26, 2024. Including the impact of changes in foreign currency rates, Resort Reported EBITDA is now expected to be between $841 million and $877 million. Consistent with prior guidance, this range includes an estimated $15 million impact related to one-time costs in support of the Company’s resource efficiency transformation plan, and an estimated $1 million impact related to acquisition and integration related expenses specific to Crans-Montana.
•The Company’s Board of Directors declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on April 10, 2025 to shareholders of record as of March 27, 2025, and the Company repurchased approximately 0.1 million shares during the quarter at an average price of approximately $196 per share for a total of $20 million.
Commenting on the Company’s fiscal 2025 second quarter results, Kirsten Lynch, Chief Executive Officer, said, “We are pleased with our overall results for the quarter, with 8% growth in Resort Reported EBITDA compared to the prior year. Our results reflect the stability provided by our season pass program, our investments in the guest experience, and the strong execution of our teams across all of our mountain resorts. Second quarter visitation at our North American resorts was slightly above prior year levels with the benefit of improved conditions, partially offset by the expected continued industry demand normalization and the shift in destination guest visitation to the spring. Destination guest visitation at our western North American mountain resorts was below prior year levels, which we believe was driven by the continued shift in historical visitation patterns across the ski industry to later in the ski season, which increased after challenging early season conditions in the prior year. Local guest visitation was in line with expectations as conditions across our North American resorts improved from the prior year and returned to more typical conditions.
“Ancillary spend per destination guest visit was strong across our ski school and dining businesses throughout the quarter, while overall revenue in our ancillary businesses was impacted by the lower mix of destination visitation. Through the second quarter, guest satisfaction scores across our destination mountain resorts and regional ski areas were strong and grew relative to scores in the prior three years, excluding Park City Mountain, where the guest experience during the thirteen-day patrol union strike was not the experience we wanted to provide.”
Regarding the Company’s resource efficiency transformation plan, Lynch said, “Vail Resorts is on track to achieve its two-year resource efficiency transformation plan, which was announced in September 2024. Through scaled operations, global shared services, and expanded workforce management, the Company is on track to improve organizational effectiveness and scale for operating leverage as the Company grows globally and deliver the expected cost efficiencies in fiscal year 2025, along with the $100 million in annualized cost efficiencies by the end of its 2026 fiscal year.”
Season-to-Date Metrics through March 2, 2025 & Interim Results Commentary
The Company reported certain ski season metrics for the comparative periods from the beginning of the ski season through March 2, 2025, and for the prior year period through March 3, 2024. The reported ski season metrics are for the Company’s North American destination mountain resorts and regional ski areas, excluding the results of the Australian and European resorts and ski areas in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.
•Season-to-date total skier visits were down 2.5% compared to the prior year season-to-date period.
•Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was up 4.1% compared to the prior year season-to-date period.

•Season-to-date ski school revenue was up 3.0% and dining revenue was up 3.1% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was down 2.9% compared to the prior year season-to-date period.
Commenting on the season-to-date metrics, Lynch said, “Similar to the drivers in the second quarter, season-to-date results through March 2, 2025 reflect strong local visitation from improved early season conditions with destination visitation impacted by industry demand normalization and an expected shift in destination guest visitation to the spring. Ancillary spend per destination guest visit was strong across the Company’s ski school and dining businesses, with overall performance reflecting the higher mix of local visitation during the period.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2025, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $41.5 million, or 6.9%, compared to the same period in the prior year, to $644.9 million for the three months ended January 31, 2025, due to increases in both pass revenue and non-pass revenue. Non-pass revenue increased 17.5% primarily as a result of an increase in visitation at our Eastern U.S. Resorts (comprising the Midwest, Mid-Atlantic, and Northeast), as well as an increase in non-pass Effective Ticket Price (“ETP”) (excluding Crans-Montana) of 4.4%, and incremental non-pass revenue from Crans-Montana of $6.6 million. Total non-pass ETP, including the impact of Crans-Montana, was flat compared to the same period in the prior year. Additionally, pass product revenue increased 3.2%, which was primarily driven by an increase in pass product sales for the 2024/2025 North American ski season compared to the prior year. Pass product revenue, although primarily collected prior to the ski season, is recognized in the Consolidated Condensed Statements of Operations throughout the ski season on a straight-line basis using the skiable days of the season to date period relative to the total estimated skiable days of the season.
•Ski school revenue increased $6.4 million, or 5.0%, and dining revenue increased $8.8 million, or 10.8%, driven by increased local skier visitation and increased pricing, partially offset by decreased destination skier visitation, as these guests typically utilize more ancillary services. Additionally, dining revenue benefited from $3.3 million incremental revenue from Crans-Montana.
•Retail/rental revenue decreased $1.0 million, or 0.7%, for which retail revenues decreased $2.0 million, or 2.6%, driven by lower sales at our on-mountain retail locations, and the mix of retail merchandise purchased by customers, including decreased sales of higher-margin accessories and apparel goods, partially offset by increased rental revenues of $1.0 million, or 1.6%.
•Operating expense increased $27.2 million, or 4.7%, which was primarily attributable to increased variable expenses associated with increased revenue, and incremental operating expenses from Crans-Montana.
•Mountain Reported EBITDA increased $37.3 million, or 8.9%, for the second quarter compared to the same period in the prior year, which includes $6.6 million of stock-based compensation expense for the three months ended January 31, 2025 compared to $6.3 million in the same period in the prior year. Mountain segment results also include one-time operating expenses attributable to our resource efficiency transformation plan of $2.6 million for the three months ended January 31, 2025, as well as acquisition and integration related expenses of $0.1 million and $2.1 million for the three months ended January 31, 2025 and 2024, respectively.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) decreased $3.1 million, or 4.3%, to $70.2 million for the three months ended January 31, 2025 as compared to the same period in the prior year, primarily driven by a decrease in destination skier visitation which decreased demand for lodging and other ancillary services proximate to our mountain resorts, as well as a net reduction in our inventory of available managed condominium rooms proximate to our mountain resorts.
•Lodging Reported EBITDA decreased $2.7 million, or 56.5%, for the second quarter compared to the same period in the prior year, which includes $0.9 million of stock-based compensation expense for the both the three months ended January 31, 2025 and 2024. Lodging segment results were impacted by a decrease in property tax refunds received compared to the prior year period, and also include one-time operating expenses attributable to our resource efficiency transformation plan of $0.3 million for the three months ended January 31, 2025.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $1,137.1 million for the three months ended January 31, 2025, an increase of $59.3 million as compared to Resort net revenue of $1,077.8 million for the same period in the prior year.
•Resort Reported EBITDA was $459.7 million for the three months ended January 31, 2025, an increase of $34.6 million, or 8.1%, compared to the same period in the prior year, which includes one-time operating expenses attributable to our resource efficiency transformation plan of $2.9 million for the three months ended January 31, 2025, as well as $0.1 million of acquisition related expenses for the second quarter of fiscal 2025 compared to $2.1 million of acquisition related expenses for the second quarter of the prior year.

Total Performance
•Total net revenue increased $59.3 million, or 5.5%, to $1,137.2 million for the three months ended January 31, 2025 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $245.5 million, or $6.56 per diluted share, for the second quarter of fiscal 2025 compared to net income attributable to Vail Resorts, Inc. of $219.3 million, or $5.76 per diluted share, in the second quarter of the prior year.
Outlook
Excluding a $7 million impact from the change in foreign currency rates, the Company’s Resort Reported EBITDA guidance midpoint for the year ending July 31, 2025 is unchanged from the original guidance provided on September 26, 2024. For the remainder of the season, the Company is expecting improved performance compared to the season-to-date period, including a continued shift in destination visitation patterns to later in the ski season, based on the significant base of pre-committed guests, current lodging booking trends, and historical guest behavior patterns.
The Company now expects net income attributable to Vail Resorts, Inc. for fiscal 2025 to be between $257 million and $309 million. The Company expects Resort Reported EBITDA for fiscal 2025 to be between $841 million and $877 million. Consistent with the original fiscal 2025 guidance issued September 26, 2024, the updated guidance includes an estimated $15 million in one-time costs related to the multi-year resource efficiency transformation plan and an estimated $1 million of acquisition and integration related expenses specific to Crans-Montana. In addition, compared to the original fiscal 2025 guidance, the updated guidance includes an estimated $7 million impact from foreign exchange rates. At the midpoint, the guidance implies an estimated Resort EBITDA margin for fiscal 2025 to be approximately 28.8% or 29.3% before one-time costs from the resource efficiency transformation plan.
The updated guidance also assumes (1) a continuation of the current economic environment, (2) industry normalization to pre-COVID guest behavior, and (3) normal weather conditions for the remainder of the 2024/2025 North American and European ski season and the 2025 Australian ski season. In addition, the updated guidance also reflects foreign currency exchange rate volatility as compared to the assumptions included in our original guidance provided on September 26, 2024. The updated guidance assumes foreign currency exchange rates as of March 7, 2025, including an exchange rate of $0.70 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.63 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.13 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun and Crans Montana in Switzerland, and does not include any potential impacts related to future fluctuations in foreign currency exchange rates, which may be impacted by tariffs, trade disputes, or other factors.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2025 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2025 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2025 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$257,000	$309,000
Net income attributable to noncontrolling interests	21,000	15,000
Net income	278,000	324,000
Provision for income taxes (1)	96,000	112,000
Income before income taxes	374,000	436,000
Depreciation and amortization	294,000	286,000
Interest expense, net	172,000	166,000
Other (2)	14,000	8,000
Total Reported EBITDA	$854,000	$896,000

Mountain Reported EBITDA (3)	$821,000	$855,000
Lodging Reported EBITDA (4)	19,000	23,000
Resort Reported EBITDA (5)	841,000	877,000
Real Estate Reported EBITDA	13,000	19,000
Total Reported EBITDA	$854,000	$896,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $24 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.70 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.63 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.13 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Capital Structure and Allocation Update
As of January 31, 2025, the Company’s total liquidity as measured by total cash plus revolver availability and delayed draw term loan availability was approximately $1.7 billion. This includes $488 million of cash on hand, $509 million of U.S. revolver availability and $450 million of U.S. delayed draw term loan availability under the Vail Holdings Credit Agreement, and $204 million of revolver availability under the Whistler Credit Agreement. As of January 31, 2025, the Company’s Net Debt was 2.5 times its trailing twelve months Total Reported EBITDA.
On January 27, 2025, the Company completed an amendment of its Vail Holdings Credit Agreement which increased the U.S. revolver by an incremental $100 million to $600 million, and provided an incremental $450 million term loan facility in the form of delayed draw term loans, which the Company can draw upon at any time at its option until January 2026, when any unused amount of the delayed draw term loans will expire. Additionally, on January 30, 2025, the Company repurchased approximately $50 million of its 0.0% convertible senior notes for an aggregate cash repurchase price of approximately $48 million, representing a 4% discount to par value. Following the closing of these repurchases, the Company has $525 million of 0.0% convertible senior notes outstanding, which mature on January 1, 2026. Proceeds from any borrowings on the incremental term loan facility and the increase in the revolving credit loan commitment, both of which are currently undrawn, are available to be used to refinance the Company’s 0.0% convertible senior notes or for other general corporate purposes. Until the convertible notes mature, or are otherwise refinanced or repurchased, the Company will continue to benefit from the zero-interest coupon.
Regarding the return of capital to shareholders, the Company declared a quarterly cash dividend on Vail Resorts’ common stock of $2.22 per share. The dividend will be payable on April 10, 2025 to shareholders of record as of March 27, 2025. In addition, the Company repurchased approximately 0.1 million shares during the quarter at an average price of approximately $196 per share for a total of $20 million. The Company has 1.5 million shares remaining under its authorization for share repurchases.
Regarding calendar year 2025 capital expenditures, as previously announced, the Company expects its capital plan for calendar year 2025 to be approximately $198 million to $203 million in core capital, before $45 million of growth capital investments at its European resorts, including $41 million at Andermatt-Sedrun and $4 million at Crans-Montana, and $6 million of real estate related capital projects to complete multi-year transformational investments at the key base area portals of Breckenridge Peak 8 and Keystone River Run, and planning investments to support the development of the West Lionshead area into a fourth base village at Vail Mountain. Including European growth capital investments and real estate related capital, the Company plans to invest approximately $249 million to $254 million in calendar year 2025. Key capital investments include the launch of two multi-year transformational investment plans at Park City Mountain and Vail Mountain, significant lift, snowmaking, and restaurant upgrades at Andermatt-Sedrun, a new six-pack lift at Perisher, new functionality for the My Epic App, more advanced AI capabilities for My Epic Assistant, and technology investments across the Company’s ancillary businesses.
Commenting on capital allocation, Lynch said, “We will continue to be disciplined stewards of our shareholders’ capital, prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders. The Company has a strong balance sheet and remains focused on returning capital to shareholders while always prioritizing the long-term value of our shares.”
Pass Sales Launch
The Company launched pass sales for the 2025/2026 season with a wide range of advance commitment products, including the Epic Pass, which offers unlimited, unrestricted access to Vail Resorts’ 42 owned and operated mountain resorts and access to additional partner resorts across North America, Japan, and Europe, and the Epic Day Pass, which allows skiers and riders to build their own pass and provides up to 65% savings compared to lift ticket prices. New for the 2025/2026 season, access to Verbier 4 Vallées is expanding to more Epic Passes, with five consecutive days of unrestricted access included on the Epic Pass and Epic Adaptive Pass, and five consecutive days access with some restricted dates included on the Epic Local Pass, Epic Australia Pass, and Epic Australia Adaptive Pass. Verbier 4 Vallées includes six ski resorts spanning four valleys, making it Switzerland’s largest ski area with more than 250 miles of slopes. It is located two hours from Geneva in Switzerland’s Valais Canton, and accessible by train or car from Vail Resorts’ recently acquired Swiss resorts Crans-Montana Mountain Resort and Andermatt-Sedrun.
Commenting on the launch of season pass sales for the 2025/2026 North American ski season, Lynch said, “We are always working to enhance the mountain experience of our pass holders, from growing access to world-class resorts, to investments such as lift upgrades and industry-leading innovations such as Mobile Pass, My Epic Assistant and My Epic Gear. On average, pass prices have increased 7% over the prior season’s launch price and continue to represent tremendous value to our guests, further supported by our compelling network of mountain resorts, our strong guest experience created at each mountain resort, and our commitment to continually invest in the guest experience. We greatly appreciate the loyalty of our guests visiting across all of our mountain resorts this season, and the continued loyalty of our pass holders that have already committed to next season.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 245-3047 (U.S. and Canada) or +1 (203) 518-9765 (international). The conference ID is MTNQ225. A replay of the conference call will be available two hours following the conclusion of the conference call through March 17, 2025, at 11:59 p.m. eastern time. To access the replay, dial (800) 934-4548 (U.S. and Canada) or +1 (402) 220-1175 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2025 and calendar year 2025 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our calendar year 2025 capital plan; expectations and anticipated benefits of our capital structure; and our expectations regarding our resource efficiency transformation plan. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, which was filed on September 26, 2024.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Net revenue:
Mountain and Lodging services and other	$957,091	$905,053	$1,144,141	$1,087,887
Mountain and Lodging retail and dining	179,963	172,745	253,125	244,187
Resort net revenue	1,137,054	1,077,798	1,397,266	1,332,074
Real Estate	171	160	234	4,449
Total net revenue	1,137,225	1,077,958	1,397,500	1,336,523
Segment operating expense:
Mountain and Lodging operating expense	495,585	474,170	761,849	729,746
Mountain and Lodging retail and dining cost of products sold	68,011	65,289	96,958	96,584
General and administrative	114,540	112,714	221,397	220,739
Resort operating expense	678,136	652,173	1,080,204	1,047,069
Real Estate operating expense	1,758	1,676	3,249	6,857
Total segment operating expense	679,894	653,849	1,083,453	1,053,926
Other operating (expense) income:
Depreciation and amortization	(73,107)	(69,399)	(144,740)	(136,127)
Gain on sale of real property	—	—	16,506	6,285
Change in estimated fair value of contingent consideration	(100)	(3,400)	(2,179)	(6,457)
Gain (loss) on disposal of fixed assets and other, net	293	(758)	(1,236)	(2,801)
Income from operations	384,417	350,552	182,398	143,497
Mountain equity investment income (loss), net	745	(579)	2,896	280
Investment income and other, net	3,021	4,863	5,514	8,547
Foreign currency (loss) gain on intercompany loans	(1,385)	3,040	(1,649)	(1,925)
Interest expense, net	(42,368)	(40,585)	(84,522)	(81,315)
Income before provision for income taxes	344,430	317,291	104,637	69,084
Provision for income taxes	(86,331)	(87,486)	(28,082)	(22,326)
Net income	258,099	229,805	76,555	46,758
Net income attributable to noncontrolling interests	(12,551)	(10,506)	(3,843)	(2,971)
Net income attributable to Vail Resorts, Inc.	$245,548	$219,299	$72,712	$43,787
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$6.57	$5.78	$1.94	$1.15
Diluted net income per share attributable to Vail Resorts, Inc.	$6.56	$5.76	$1.94	$1.15
Cash dividends declared per share	$2.22	$2.06	$4.44	$4.12
Weighted average shares outstanding:
Basic	37,382	37,967	37,428	38,042
Diluted	37,425	38,046	37,480	38,133

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Other Data:
Mountain Reported EBITDA	$457,616	$420,340	$313,554	$280,815
Lodging Reported EBITDA	2,047	4,706	6,404	4,470
Resort Reported EBITDA	459,663	425,046	319,958	285,285
Real Estate Reported EBITDA	(1,587)	(1,516)	13,491	3,877
Total Reported EBITDA	$458,076	$423,530	$333,449	$289,162
Mountain stock-based compensation	$6,555	$6,346	$12,366	$12,194
Lodging stock-based compensation	901	932	1,720	1,828
Resort stock-based compensation	7,456	7,278	14,086	14,022
Real Estate stock-based compensation	70	58	131	110
Total stock-based compensation	$7,526	$7,336	$14,217	$14,132

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Net Mountain revenue:
Lift	$644,918	$603,459	6.9%	$685,341	$648,849	5.6%
Ski school	133,009	126,629	5.0%	139,848	133,807	4.5%
Dining	90,907	82,060	10.8%	111,535	100,137	11.4%
Retail/rental	135,159	136,156	(0.7)%	164,685	169,630	(2.9)%
Other	59,101	51,677	14.4%	134,981	120,013	12.5%
Total Mountain net revenue	1,063,094	999,981	6.3%	1,236,390	1,172,436	5.5%
Mountain operating expense:
Labor and labor-related benefits	264,490	252,641	4.7%	383,020	364,690	5.0%
Retail cost of sales	40,473	41,177	(1.7)%	55,504	58,998	(5.9)%
Resort related fees	47,794	44,568	7.2%	51,603	48,263	6.9%
General and administrative	98,342	96,353	2.1%	190,910	189,521	0.7%
Other	155,124	144,323	7.5%	244,695	230,429	6.2%
Total Mountain operating expense	606,223	579,062	4.7%	925,732	891,901	3.8%
Mountain equity investment income (loss), net	745	(579)	228.7%	2,896	280	934.3%
Mountain Reported EBITDA	$457,616	$420,340	8.9%	$313,554	$280,815	11.7%

Total skier visits	7,755	7,264	6.8%	8,303	7,922	4.8%
ETP	$83.16	$83.08	0.1%	$82.54	$81.90	0.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2025	2024	(Decrease)	2025	2024	(Decrease)
Lodging net revenue:
Owned hotel rooms	$13,439	$13,583	(1.1)%	$41,514	$38,760	7.1%
Managed condominium rooms	27,074	28,308	(4.4)%	38,779	40,311	(3.8)%
Dining	13,754	13,609	1.1%	33,706	31,692	6.4%
Transportation	5,507	6,405	(14.0)%	7,041	7,910	(11.0)%
Golf	—	—	nm	7,801	6,471	20.6%
Other	10,415	11,417	(8.8)%	25,131	26,540	(5.3)%
	70,189	73,322	(4.3)%	153,972	151,684	1.5%
Payroll cost reimbursements	3,771	4,495	(16.1)%	6,904	7,954	(13.2)%
Total Lodging net revenue	73,960	77,817	(5.0)%	160,876	159,638	0.8%
Lodging operating expense:
Labor and labor-related benefits	32,469	33,151	(2.1)%	69,696	70,626	(1.3)%
General and administrative	16,198	16,361	(1.0)%	30,487	31,218	(2.3)%
Other	19,475	19,104	1.9%	47,385	45,370	4.4%
	68,142	68,616	(0.7)%	147,568	147,214	0.2%
Reimbursed payroll costs	3,771	4,495	(16.1)%	6,904	7,954	(13.2)%
Total Lodging operating expense	71,913	73,111	(1.6)%	154,472	155,168	(0.4)%
Lodging Reported EBITDA	$2,047	$4,706	(56.5)%	$6,404	$4,470	43.3%

Owned hotel statistics:
ADR	$311.52	$317.51	(1.9)%	$314.44	$308.89	1.8%
RevPAR	$140.06	$140.65	(0.4)%	$163.44	$151.64	7.8%
Managed condominium statistics:
ADR	$504.70	$522.29	(3.4)%	$390.48	$403.05	(3.1)%
RevPAR	$159.72	$164.43	(2.9)%	$106.47	$106.98	(0.5)%
Owned hotel and managed condominium statistics (combined):
ADR	$447.54	$463.26	(3.4)%	$358.90	$365.67	(1.9)%
RevPAR	$155.23	$159.13	(2.5)%	$121.94	$118.73	2.7%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2025	2024
Total Vail Resorts, Inc. stockholders’ equity	$530,703	$829,904
Long-term debt, net	$2,117,986	$2,721,598
Long-term debt due within one year	584,245	69,135
Total debt	2,702,231	2,790,733
Less: cash and cash equivalents	488,211	812,163
Net debt	$2,214,020	$1,978,570

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2025 and 2024.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Net income attributable to Vail Resorts, Inc.	$245,548	$219,299	$72,712	$43,787
Net income attributable to noncontrolling interests	12,551	10,506	3,843	2,971
Net income	258,099	229,805	76,555	46,758
Provision for income taxes	86,331	87,486	28,082	22,326
Income before provision for income taxes	344,430	317,291	104,637	69,084
Depreciation and amortization	73,107	69,399	144,740	136,127
(Gain) loss on disposal of fixed assets and other, net	(293)	758	1,236	2,801
Change in fair value of contingent consideration	100	3,400	2,179	6,457
Investment income and other, net	(3,021)	(4,863)	(5,514)	(8,547)
Foreign currency loss (gain) on intercompany loans	1,385	(3,040)	1,649	1,925
Interest expense, net	42,368	40,585	84,522	81,315
Total Reported EBITDA	$458,076	$423,530	$333,449	$289,162

Mountain Reported EBITDA	$457,616	$420,340	$313,554	$280,815
Lodging Reported EBITDA	2,047	4,706	6,404	4,470
Resort Reported EBITDA*	459,663	425,046	319,958	285,285
Real Estate Reported EBITDA	(1,587)	(1,516)	13,491	3,877
Total Reported EBITDA	$458,076	$423,530	$333,449	$289,162

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2025.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2025
Net income attributable to Vail Resorts, Inc.	$259,330
Net income attributable to noncontrolling interests	16,746
Net income	276,076
Provision for income taxes	104,572
Income before provision for income taxes	380,648
Depreciation and amortization	285,106
Loss on disposal of fixed assets and other, net	8,068
Change in fair value of contingent consideration	43,679
Investment income and other, net	(15,559)
Foreign currency loss on intercompany loans	3,864
Interest expense, net	165,046
Total Reported EBITDA	$870,852

Mountain Reported EBITDA	$834,811
Lodging Reported EBITDA	24,952
Resort Reported EBITDA*	859,763
Real Estate Reported EBITDA	11,089
Total Reported EBITDA	$870,852

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2025.

(In thousands) (Unaudited)
As of January 31, 2025
Long-term debt, net	$2,117,986
Long-term debt due within one year	584,245
Total debt	2,702,231
Less: cash and cash equivalents	488,211
Net debt	$2,214,020
Net debt to Total Reported EBITDA	2.5x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2025 and 2024.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2025	2024	2025	2024
Real Estate Reported EBITDA	$(1,587)	$(1,516)	$13,491	$3,877
Non-cash Real Estate cost of sales	—	—	—	3,607
Non-cash Real Estate stock-based compensation	70	58	131	110
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	17,652	(25)	1,118	181
Net Real Estate Cash Flow	$16,135	$(1,483)	$14,740	$7,775

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2025 guidance.

(In thousands) (Unaudited)
Fiscal 2025 Guidance (2)
Resort net revenue (1)	$2,979,000
Resort Reported EBITDA (1)	$859,000
Resort EBITDA margin (1)	28.8%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance